Nelnet Board of Directors Appoints New Member; Director Resigns

Lincoln, Neb., March 23, 2020 - Nelnet (NYSE: NNI) announced today that its Board of Directors appointed JoAnn M. Martin, vice chair of the Ameritas Mutual Holding Company and Ameritas Life Insurance Corp., to the board.

"We are very fortunate to add JoAnn Martin to our board with her impressive credentials and wealth of experience,” said Mike Dunlap, executive chairman of Nelnet. “JoAnn will be a tremendous asset to Nelnet and our long-term success with her financial expertise and insights from leading a large organization.”

Martin received a Bachelor’s and Master’s degree in Business Administration from the University of Nebraska – Lincoln and Colorado State University, respectively. She joined Ameritas as a manager of the audit division in 1984 and held a number of senior roles within the Ameritas organization, including executive vice president, chief financial officer, and chief operating officer. JoAnn became chief executive officer of the Ameritas Mutual Holding Company in 2009 and retired in January 2020. She also served as president of the holding company from 2009 to 2017 and chair of the Ameritas Life Insurance Corp. from 2008 to January 2020.

Martin is committed to community service, and has served on the board of the Lincoln Chamber of Commerce, the St. Elizabeth Community Health Center, and many other charities and organizations and currently serves on the board of the Lincoln Community Foundation and the University of Nebraska Foundation. She is the second woman in the 113-year history of the American Council of Life Insurers to serve as chairperson. She has also been honored as Rotary Nebraskan of the Year, Inspire Awards Woman of the Year, an inductee to the Nebraska Business Hall of Fame, and more.

On March 20, 2020, Michael D. Reardon notified the company of his resignation from the board to focus on other business commitments. Reardon has served as a member or the Nelnet Board of Directors since December 2003.

“I’d like to thank Mike for his significant contributions to Nelnet’s board,” said Dunlap. “He has been with us from the early days of the company before our initial public offering and I appreciated his wise counsel and friendship over the years. We wish him the very best in the future.”

About Nelnet

Nelnet (NYSE: NNI) is a diversified and innovative company focused on offering educational services, technology solutions, telecommunications, and asset management. Nelnet helps students and families plan and pay for their education and makes the administrative processes for schools more efficient with student loan servicing, tuition payment processing, and school administration software. Through its subsidiary, ALLO Communications, Nelnet offers fiber optic services directly to homes and businesses for ultra-fast internet and superior telephone and television services. The company also makes investments in real estate and early-stage and emerging growth companies. For more information, visit Nelnet.com.

Media Contact: Ben Kiser, 402.458.3024; OR Investor Contact: Phil Morgan, 402.458.3038